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                                                                      EXHIBIT 11

                       W. R. GRACE & CO. AND SUBSIDIARIES
 WEIGHTED AVERAGE NUMBER OF SHARES AND EARNINGS USED IN PER SHARE COMPUTATIONS
                                  (Unaudited)


The weighted average number of shares of Common Stock outstanding were as follows (in thousands):

                                                                  3 Mos. Ended                    6 Mos. Ended
                                                               6/30/96    -    6/30/95         6/30/96   -   6/30/95
                                                               -----------------------         ---------------------
Weighted average number of shares of Common
Stock outstanding . . . . . . . . . . . . . . . . .             96,634        95,116            97,259       94,629

Additional dilutive effect of outstanding options
(as determined by the application of the treasury
stock method) . . . . . . . . . . . . . . . . . . .              1,878         2,486             2,022        2,486
                                                                ------        ------            ------       ------

Weighted average number of shares of Common
Stock outstanding assuming full dilution  . . . . .             98,512        97,602            99,281       97,115
                                                                ======        ======            ======       ======



Income used in the computation of earnings per share were as follows (in millions except per share):

                                                                  3 Mos. Ended                    6 Mos. Ended
                                                               6/30/96    -   6/30/95          6/30/96   -   6/30/95
                                                               ----------------------          ---------------------
Net income  . . . . . . . . . . . . . . . . . . . .             $333.9         $78.7            $397.5       $126.2

Dividends paid on preferred stocks  . . . . . . . .                (.2)          (.2)              (.3)         (.3)
                                                                ------         -----            ------       ------

Income used in per share computation of
   earnings and in per share computation of
earnings assuming full dilution . . . . . . . . . .             $333.7         $78.5            $397.2       $125.9
                                                                ======         =====            ======       ======

Earnings per share  . . . . . . . . . . . . . . . .             $ 3.45         $ .83            $ 4.09       $ 1.33

Earnings per share assuming full dilution . . . . .             $ 3.39         $ .80            $ 4.00       $ 1.30